Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-176714 and 333-192587 on Form S-8 of our reports dated February 23, 2016, relating to the consolidated financial statements and financial statement schedules of VEREIT, Inc. and subsidiaries (formerly American Realty Capital Properties, Inc.), and the effectiveness of VEREIT Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of VEREIT, Inc. for the year ended December 31, 2015.

/s/ DELOITTE & TOUCHE LLP

Phoenix, AZ
February 23, 2016